EXHIBIT 10.6

MEMBERSHIP INTEREST REDEMPTION AGREEMENT

     This MEMBERSHIP INTEREST REDEMPTION AGREEMENT (this “Agreement”), dated as of December 4, 2009 (the “Effective Date”), is made and entered into by and among Thermo No. 1 BE-01, LLC, a Delaware limited liability company (the “Company”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation (“MLP”), and, for purposes of Section 2.2.2, Section 2.5, Article III, Section 5.2 and Section 5.5 only, Raser Technologies, Inc., a Delaware corporation (“Raser”), and, for purposes of Section 2.2.2, Section 2.5, Article III and Section 5.5 only, Intermountain Renewable Power, LLC, a Delaware limited liability company (“IRP”) (each of the Company, MLP, Raser and IRP, a “Party” and, collectively, the “Parties”).

RECITALS

     WHEREAS, the Company was formed by virtue of its Certificate of Formation, filed with the Secretary of State of the State of Delaware on August 29, 2007, under the name Thermo No. 1 BE-01, LLC, and the Original Operating Agreement of the Company, dated August 29, 2007;

     WHEREAS, Intermountain Renewable Power, LLC, a Delaware limited liability company (“IRP”) was initially the sole Member of the Company;

     WHEREAS, IRP, the Company and MLE entered into the Equity Capital Contribution Agreement pursuant to which MLE made a capital contribution to the Company in exchange for the Class A Interests, IRP made additional capital contributions to the Company and the membership interest held by IRP in the Company was converted into Class B Interests;

     WHEREAS, IRP and MLE entered into the LLC Operating Agreement pursuant to which MLE was admitted as a Member of the Company, the Class A and B Interests were issued and certain other rights and obligations were provided for;

     WHEREAS, MLE assigned 100 percent of its Class A Interests to MLP under the Assignment and Assumption Agreement by and between MLE and MLP, and MLP made a capital contribution to the Company on October 17, 2008 under an amendment letter in satisfaction of the obligation to make the Second Funding Capital Contribution under the Equity Capital Contribution Agreement;

     WHEREAS, the Company is developing the Project, consisting of a geothermal power project and related assets located in Beaver County, Utah, and, in connection therewith, is party to the EPC Agreement, which was entered into as of August 31, 2008;

     WHEREAS, in connection with developing the Project, the Company will apply for a grant from the US Treasury under Section 1603 of division B of the American Recovery and Reinvestment Act of 2009 (a “Cash Grant”); and

     WHEREAS, MLP and the Company have agreed that the Company will redeem MLP’s Class A Interests subject and pursuant to the terms and conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms not otherwise defined in this Agreement have the meanings given such terms in Schedule Z attached hereto as Exhibit A (“Schedule Z”). The Parties acknowledge that this Agreement is not a Schedule Z Document (as defined in Schedule Z).

Section 1.2

Interpretation.

     1.2.1 The words “Membership Interest Redemption Agreement”, “this Agreement”, “herein”, “hereunder”, “hereof”, “hereby”, or other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

     1.2.2 Unless the context requires otherwise, in this Agreement (a) words singular or plural in number shall be deemed to include the other and pronouns having a masculine, feminine or neuter gender shall be deemed to include the other, (b) any reference to any Person shall include its permitted successors and assigns, (c) any reference to Governmental Authority shall include any Person succeeding to its functions and capacities, (d) any reference to any Article, Section, Exhibit or Schedule shall mean and refer to the Article or Section contained in or the Exhibit or Schedule attached to this Agreement, (e) Exhibits and Schedules attached hereto are part of this Agreement, (f) all the agreements, documents, exhibits, schedules and other instruments defined or referenced herein shall mean such agreements, documents, exhibits, schedules and other instruments as the same may from time to time be amended, revised, modified or supplemented or the terms and conditions thereof waived to the extent permitted by, and in accordance with the terms thereof and of the other Operative Documents, (g) the words “include” and “including” shall mean to include, without limitation, (h) all times are Eastern Standard Time or Eastern Daylight Time, as the case may be, and (i) all amounts to be paid hereunder are referenced in Dollars and are to be paid by wire transfer in immediately available funds.

ARTICLE II REDEMPTION OF CLASS A INTERESTS

Section 2.1 Redemption of Class A Interests. MLP hereby transfers to the Company, and the Company hereby accepts and redeems from MLP the Class A Interests and any other right, title and interest that MLP may have under the LLC Operating Agreement, in retirement of the Class A Interests effective as of the third Business Day following the day on which the application for the Cash Grant is filed in accordance with the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009 and any applicable Treasury Guidance (the “Redemption Date”).

For the avoidance of doubt, as of the Redemption Date, MLP will no longer be a Member of, and will have no further interest in, the Company, except for tax purposes as described in Section 5.3.

Section 2.2

Redemption Consideration.

     2.2.1 Consideration. The consideration for the redemption of the Class A Interests shall be the “Redemption Consideration.” If the Company has received proceeds from a Cash Grant of at least $30,000,000 prior to February 16, 2010, then the Redemption Consideration will be (i) $17,500,000 if the amount of the convertible notes issued by Raser on March 18, 2008 (the “Raser Convertible Notes”) held by Current Holders (as defined below) on February 16, 2010 is no more than 50 percent of the amount of the Raser Convertible Notes held by the holders thereof as of the date of this Agreement (the “Current Holders”), or (ii) $20,000,000 if the amount of the Raser Convertible Notes held by Current Holders on February 16, 2010 is more than 50 percent of the amount of the Raser Convertible Notes held by Current Holders as of the date hereof. If the Company has received proceeds from a Cash Grant of less than $30,000,000 prior to February 16, 2010, then the Redemption Consideration in clauses (i) or (ii) above will be increased respectively to $20,000,000 or $22,500,000. If the Company has received no proceeds under the Cash Grant program prior to February 16, 2010, then the Redemption Consideration will be $24,500,000, unless Raser pays the Redemption Consideration in cash on or before February 23, 2010, in which case the Redemption Consideration will be $17,500,000. For the avoidance of doubt, Raser’s failure to reach an agreement with the holders of the Raser Convertible Notes will not prevent the Parties from entering into or performing their obligations under this Redemption Agreement or Raser or its Designated Affiliates (as defined in Section 2.2.2) from providing the guarantee or promissory note referred to in Section 2.2.2 or any security therefor.

     2.2.2 Payment. The Company will pay the Redemption Consideration by delivering to MLP on the Effective Date a promissory note (the "Redemption Note," in the form attached as Exhibit B hereto) made payable to MLP for the amount of the Redemption Consideration; provided that the Redemption Note will come into effect on the Redemption Date. Payment under the Redemption Note will be due and payable on the Guaranteed Final Completion Date, but in no event prior to when and as otherwise permitted under Section 3.9.3.2.6 of the Account and Security Agreement, as amended. The Company’s obligations under the Redemption Note will be guaranteed, jointly and severally, by Raser, IRP, Raser Power Systems, LLC, Western Renewable Power, LLC, RT Patent Company, Inc. and Columbia Renewable Power, LLC (each of IRP, Raser Power Systems, LLC, Western Renewable Power, LLC, RT Patent Company, Inc. and Columbia Renewable Power, LLC, a "Designated Affiliate") pursuant to a guaranty to be delivered by Raser to MLP on the Effective Date in the form attached as Exhibit C hereto (the “Raser Guaranty”). Raser and the Designated Affiliates will deliver to MLP on the Effective Date a promissory note (the “Raser Note”) in the principal amount of up to $24,500,000, as provided in this Agreement, dated as of February 16, 2010 and effective as of February 16, 2010 only to the extent that all or any portion of the Redemption Consideration remains unpaid as of February 16, 2010 (the "Shortfall"). A copy of the Raser Note is attached hereto as Exhibit D. Raser and the Designated Affiliates will cause the Raser Note to be secured by a deed of trust and security agreements substantially in the form attached as Exhibit F hereto (the “DTSA”) and such other instruments and documents reasonably requested by MLP (including customary legal opinions from outside counsel to Raser reasonably acceptable to MLP) in order to create and perfect a Lien against each of the Collateral Parcels, Resource Support Parcels and an undivided interest in the Interconnection Assets, after the release thereof by the Collateral Agent following satisfaction of the relevant release conditions contained in Article XI of the Account and Security Agreement and transfer of such parcel or asset by the Company to IRP in accordance with the Account and Security Agreement and the LLC Operating Agreement. IRP and the Company agree to take all steps that either is legally entitled to take and that are reasonably necessary to cause the Collateral Agent to release such collateral and to cause the Company to transfer such collateral to IRP as described above, and IRP shall cause such collateral to become subject to the Lien under the DTSA as soon as practicable but in no event later than ten Business Days following the satisfaction of the relevant release conditions contained in Article XI of the Account and Security Agreement. IRP and the Company acknowledge and agree that MLP shall be entitled to, and shall have, a Lien on the Collateral Parcels, Resource Support Parcels and Interconnection Assets immediately upon the release of such parcels or assets, as applicable, from the Lien of the Collateral Agent, subject to complying with any governmental consent rights applicable to certain of such parcels. Each of IRP and the Company agree that they shall not pledge or create any Lien or other encumbrance on or with respect to the Collateral Parcels, the Resource Support Parcels or the Interconnection Assets in favor of any Person other than MLP prior to the payment in full of the Redemption Consideration; provided, that the foregoing shall not apply to Liens or other encumbrances created by the Company securing indebtedness for borrowed money that is permitted by clause (i)(b) of Section 2.5 so long as such Liens or other encumbrances are removed on or before the date on which each of the Collateral Parcels, Resource Support Parcels and Interconnection Assets is required to be released from the Lien of the Collateral Agent. On the day immediately following the Guaranteed Final Completion Date, the Redemption Note and the Raser Guaranty will terminate and have no further force or effect and the Company shall have no further obligation for payment of the obligations evidenced thereby and MLP will look solely to Raser and the Designated Affiliates, the Raser Note and the above-described collateral for the Raser Note as to the payment of any Shortfall. Notwithstanding the terms of the Raser Note, so long as any amount of the Shortfall remains unpaid under the Raser Note and to the extent of such amount, any funds to be distributed (pursuant to Section 3.2.1.5 of the Account and Security Agreement) to IRP or a transferee or Affiliate of IRP will be paid by the Company (pursuant to instructions from IRP or the transferee or Affiliate described below) to MLP and applied against the remaining Shortfall and accrued but unpaid interest under the Raser Note, and Raser shall cause IRP and its Affiliates to instruct the Company and the Collateral Agent accordingly on the Effective Date or any later date on which a payment would be made to IRP or a transferee or Affiliate of IRP to whom such instruction was not previously given. If any payment is received by IRP, or any of its Affiliates, in contravention of any of the terms of this Section 2.2.2, then the payment will be received in trust for the benefit of MLP and will be promptly paid over or delivered and transferred to MLP. For the avoidance of doubt, no amount payable under the UTC Purchase Contract may be made by the Company or the Collateral Agent prior to the payment in full of the Shortfall and all accrued but unpaid interest on the Raser Note.

Section 2.3 Effect of Redemption. Upon the occurrence of the Redemption Date, and effective at such time, without any further action required of any Person, the Class A Interests will be deemed to have been redeemed by the Company, MLP will be deemed to have withdrawn as a Member of the Company and MLP will have no further right, title or interest in or obligations or liabilities, to, under or with respect to the LLC Operating Agreement (except as provided in the Second Amendment to the LLC Operating Agreement provided for in Section 2.4), the Class A Interests, the Company or in any of the Assets.

Section 2.4 Amendment of the LLC Operating Agreement. On the Effective Date, the Members have entered into that certain Second Amendment to the LLC Operating Agreement in the form attached hereto as Exhibit E, the effectiveness of such amendment being subject to the occurrence of the Redemption Date.

Section 2.5 No Additional Indebtedness. Raser agrees that so long as the Redemption Note or the Raser Note is outstanding, neither Raser nor any of its Affiliates will incur, undertake, cause to be created, assume, guaranty or otherwise become obligated for any indebtedness for borrowed money other than (i) in the case of the Company, (a) the Senior Debt, as defined in the Redemption Note and (b) additional indebtedness for borrowed money, provided that (1) no such additional indebtedness shall be permitted prior to February 17, 2010, (2) from February 17, 2010 through the date which is six months following the Final Completion Date, such additional indebtedness shall not exceed $7,500,000 in the aggregate and (3) in connection with any additional indebtedness permitted by this clause (b) Raser shall use its best efforts to cause the Company to protect the availability and priority of the collateral to be pledged to MLP to secure the Raser Note, and (ii) in the case of Raser, any indebtedness for borrowed money in a principal amount not to exceed $20,000,000; provided that any future indebtedness for borrowed money of Raser shall be subordinated to the Raser Note, except for a bridge financing or letter of credit facility in an amount not to exceed $20,000,000.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IRP AND RASER

     Each of Raser and IRP represents and warrants to MLP that the following statements are true and correct as of the Effective Date as to itself and the Company and, except as otherwise provided below, as of the Redemption Date, as follows:

Section 3.1 Organization; Powers. Each of IRP and the Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite limited liability company power and authority to carry on its business as such business is now conducted, and as proposed to be conducted. Raser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to carry on its business as such business is now conducted, and as proposed to be conducted.

Section 3.2 Authority; Enforceability. The transactions contemplated hereby to be performed by the Company and the redemption of the Class A Interests are within the Company’s limited liability company powers and have been duly authorized by all necessary limited liability company action. The transactions contemplated hereby to be performed by IRP and Raser are within the limited liability powers of IRP or the corporate powers of Raser, as applicable, and have been duly authorized by all necessary limited liability company or corporate action, as applicable. This Agreement has been duly executed and delivered by each of the Company, IRP and Raser and constitutes a legal, valid and binding obligation of the Company, IRP or Raser, as applicable, enforceable in accordance with its terms except as such terms may be limited by (i)

Bankruptcy, insolvency or similar laws affecting creditors’ rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

Section 3.3 Approvals; No Conflicts. The transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, except such as have been obtained or made and are in full force and effect or are not yet required to be obtained; (b) will not violate any Applicable Law or regulation or the Organizational Documents of the Company, IRP or Raser, as applicable, or any order of any Governmental Authority; (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company, IRP or Raser, as applicable or any of their Properties, or give rise to a right thereunder to require any payment to be made by the Company, IRP or Raser, as applicable; and (d) will not result in the creation or imposition of any Lien on any Property of the Company (other than the Liens created by the Financing Documents), IRP or Raser, as applicable.

Section 3.4 Financial Statements. The financial statements for the Company delivered to the Members pursuant to the LLC Operating Agreement are in accordance with the requirements of the LLC Operating Agreement and the books and records of the Company, and such books and records have been maintained in the manner required by the LLC Operating Agreement.

Section 3.5 Litigation. There are no claims, actions, suits, investigations or proceedings (including any arbitration proceeding) of any nature, at law or in equity, pending or, to the knowledge of the Company, IRP or Raser, as applicable, threatened by or against the Company, IRP or Raser or any of their respective Affiliates which would materially adversely affect the Company’s, IRP's or Raser's, as applicable, ability to execute, deliver and perform under this Agreement and consummate the transactions contemplated hereby.

Section 3.6 Defaults. Raser represents and warrants that there is no Credit Agreement Event of Default outstanding other than the failure to fund fully the Drilling Account, as described on Schedule 3.6.

Section 3.7 Cash Grant. The Facility was placed in service for purposes of the Cash Grant in 2009 before the Effective Date. Neither IRP nor Raser is an entity described in Section 1603(g) of division B of the American Reinvestment and Recovery Act of 2009. Attached as Exhibit G to this Agreement is the cost schedule that Raser has provided to an independent accountant and that Raser anticipates such independent accountant will rely on to certify to an eligible basis for the Cash Grant.

Section 3.8 No Other Representations. The Company, IRP and Raser acknowledge that they are not relying on any representations or warranties of MLP whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties of MLP expressly set forth in this Agreement and any certification delivered in connection herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MLP

     MLP represents and warrants to the Company and IRP that the following statements are true and correct as of the Effective Date and, except as otherwise provided below, as of the Redemption Date, as follows:

Section 4.1 Organization; Powers. MLP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on its business as such business is now conducted, and as proposed to be conducted.

Section 4.2 Authority; Enforceability. The transactions contemplated hereby and the redemption of the Class A Interests are within MLP’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by MLP and constitutes a legal, valid and binding obligation of MLP, enforceable in accordance with its terms except as such terms may be limited by (i) Bankruptcy, insolvency or similar laws affecting creditors’ rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

Section 4.3 Tax Matters. MLP is a “United States person” (as defined in Section 7701(a)(30) of the Code) not subject to withholding under Section 1446 of the Code.

Section 4.4 Title to Class A Interests. MLP is the sole holder of record and beneficial owner of the Class A Interests, free of any Liens (other than Liens created by or arising through the LLC Operating Agreement and the Liens under the Class A Investor Pledge Agreement). MLP is not a party to any option, warrant, purchase right or other contract (other than this Agreement) that could require it to sell or otherwise dispose of, or grant any interest in, any of the Class A Interests. MLP is not a party to any voting trust, proxy or other contract with respect to the voting of the Class A Interests. Upon the occurrence of the Redemption Date, assuming the satisfaction of all the conditions contained herein, the Company will acquire full legal and beneficial ownership of all of the Class A Interests free and clear of any Liens (other than Liens created by or arising through the LLC Operating Agreement and the Liens under the Class A Investor Pledge Agreement) and the Class A Interests shall no longer be outstanding.

ARTICLE V CERTAIN COVENANTS

Section 5.1 Further Assurances. Each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including obtaining all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it.

Section 5.2 Transfer Taxes. All transfer, documentary, sales, use, real property transfer, recording, gains, registration and other similar taxes and fees (“Transfer Taxes”) incurred in connection with the redemption of the Class A Interests pursuant to this Agreement shall be borne by Raser, whether imposed on MLP or the Company, and the Company, at its own expense, shall file (to the extent required or permitted by Applicable Law) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided that if any Transfer Taxes are imposed on the Company or MLP, then Raser will reimburse the Company or MLP, as the case may be, on an after-tax basis for the Taxes.

Section 5.3 Tax Characterization. For federal income tax purposes, the redemption transaction contemplated by this agreement will be treated as a retirement of a partner under Section 736(b) of the Code. In accordance with Treasury Regulation Section 1.736-1(a)(1)(ii), for purposes of subchapter K of chapter 1 of the Code, MLP will continue to be treated as a member of the Company until the Redemption Consideration is fully paid.

Section 5.4 Timing and Notice of Cash Grant Application. The Company will file the Cash Grant application no later than December 7, 2009. Promptly following filing, the Company will notify MLP and the Administrative Lender thereof and shall deliver to MLP and the Administrative Lender a copy of such filing.

Section 5.5 Cash Grant Application. Each of the Parties agrees to cooperate with each of the other Parties to achieve the timely preparation, submission and processing of the Cash Grant application including any amendment or other modification thereof. After filing the Cash Grant application, each of the Parties will use best efforts to ensure that the Cash Grant proceeds are received before February 16, 2010, such actions to include, without limitation, the full, complete and prompt response to any inquiries from the Department of Treasury or the Department of Energy (including the National Renewable Energy Lab). The Company will provide MLP and the Administrative Lender with a copy of any emailed questions from the National Renewable Energy Lab about the application promptly after receipt (but in any event, within one Business Day after receipt) and copies of drafts of its responses with 12 hours to comment before they are submitted. The Company will provide MLP and the Administrative Lender with a copy of any notice from the National Renewable Energy Lab or Department of the Treasury that the application has been approved or rejected promptly after receipt.

Section 5.6 Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable to another Party for special, incidental, consequential, indirect, punitive, or exemplary damages (including lost profits and damages for a lost opportunity); provided, however, that any special, incidental, consequential, indirect, punitive, or exemplary damages recovered by a third party (including Governmental Authorities) against a Party shall be treated as actual damages for purposes hereof.

ARTICLE VI GENERAL PROVISIONS

Section 6.1 Notices. All notices and other communications given hereunder shall be in writing and shall be deemed duly given when sent by confirmed facsimile transmission, by overnight courier or by personal delivery. All notices shall be delivered or sent to the Parties at their respective address(es) or number(s) shown below or to such other address(es) or number(s) as a Party may designate by prior written notice given in accordance with this provision to the other Party:

If to the Company, Raser or IRP to: Raser Technologies 5152 N. Edgewood Drive Suite 200 Provo, UT 84604-5680 Attention: Richard Clayton Fax number: (801) 374-3314 Email: Dick.Clayton@rasertech.com with a copy to the Administrative Lender at the address provided for in Section 14.1 of the Credit Agreement

If to MLP, to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated Bank of America Merrill Lynch Investment Banking Corporate Finance Group One Bryant Park, 26th Floor New York, NY 10036 Attention: Faiz Ahmad and Patrick de Loe Fax number: (646) 855-5421

Email: Faiz.Ahmad@baml.com and Patrick.Deloe@baml.com

with a copy to the Administrative Lender at the address provided for in Section 14.1 of the Credit Agreement

Section 6.2 Remedies. Except as expressly set forth herein, each Party shall be free to pursue all its rights at law or in equity or otherwise to enforce its rights under this Agreement. Further each of the Parties hereto acknowledges that money damages may not constitute adequate remedy for a Party’s breach hereunder and that nothing contained herein shall restrict a Party from seeking specific performance or other equitable remedies in enforcing this Agreement.

Section 6.3 Complete Agreement. This Agreement and the exhibits and schedules hereto contain the entire agreement between the Parties hereto with respect to the redemption of the Class A Interests, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, understandings and representations pertaining to the subject matter hereof.

Section 6.4 Governing Law; Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof which may permit or require the application of the laws of another jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York in the county of New York or of the United States of America in the Southern District of New York and hereby waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in an such action or proceeding in any such court.

Section 6.5 Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

Section 6.6 Survival. Notwithstanding any other provision of this Agreement, the representations, warranties, covenants, and obligations contained herein will survive the Redemption Date.

Section 6.7 Section Headings: Construction. The Article and Section headings herein have been inserted for convenience of reference only and shall not in any manner affect the construction, meaning or effect of anything herein contained nor govern the rights and liabilities of the Parties.

Section 6.8 Public Announcements. The Parties shall consult with one another before issuing any public announcement, statement or other disclosure with respect to this Agreement or the redemption of the Class A Interests and no Party shall issue any such public announcement, statement or other disclosure without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed) unless such action is required by Applicable Law. Each Party, upon the request of any other Party, shall provide to such other Party, and such other Party shall have the right to review in advance all information relating to this Agreement or the redemption of the Class A Interests that appear in any filing made in connection with the transactions contemplated hereby or thereby.

Section 6.9 Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto and the consent of the Administrative Lender; provided, however, that the Company may assign its rights under this Agreement to the Collateral Agent as collateral security for the obligations of the Company under the Credit Agreement. This Agreement shall inure to the benefit of and be binding upon MLP and the Company and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 6.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.11 Amendment and Modification; Waivers. No term, provision or condition of this Agreement, including Schedules and Exhibits attached hereto, may be amended, modified or waived except by an instrument duly executed and delivered by a duly authorized officer of the Party against which enforcement is sought and except with the express prior written consent of the Required Lenders. The waiver of any term, condition or provision hereof shall be limited to, unless expressly stated otherwise, specific facts or circumstances for which waiver shall have been granted and such waiver shall not be construed as, or otherwise constitute, a general waiver of any term, condition or provision hereof.

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     IN WITNESS WHEREOF, each Party has caused this Agreement to be signed on its behalf as of the date first written above.

THERMO NO. 1 BE-01, LLC, a Delaware limited liability company

By:	Intermountain Renewable Power, LLC,
a Delaware limited liability company
Its:	Managing Member

By: /s/ Richard D. Clayton
Name: Richard D. Clayton
Title: Member

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a Delaware corporation

By: /s/ Faiz Ahmad Name: Faiz Ahmad Title: Director RASER TECHNOLOGIES, INC. a Delaware corporation By: /s/ Richard D. Clayton Name: Richard D. Clayton Title: Principal Executive Officer

INTERMOUNTAIN RENEWABLE POWER, LLC, a Delaware limited liability company Its: Managing Member

By: /s/ Richard D. Clayton Name: Richard D. Clayton Title: Member

EXHIBIT A

Schedule Z

EXHIBIT B

Form of Redemption Note

EXHIBIT C

Form of Raser Guaranty

EXHIBIT D

Form of Raser Note

EXHIBIT E

Form of Second Amendment to the LLC Operating Agreement

EXHIBIT F

Form of Deed of Trust and Security Agreement